Exhibit (h)(2)

Execution Copy

MASTER SUB-ADMINISTRATION AGREEMENT

This Master Sub-Administration Agreement (“Agreement”) dated and effective as of January 7, 2013, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator” ), and Pyxis Capital, L.P., a Delaware Limited Partnership (the “Administrator”).

WHEREAS, each open-end management investment company identified on Appendix A hereto (each such investment company and each management investment company made subject to this Agreement in accordance with Section 18 below, shall hereinafter be referred to as a “Trust” and collectively, the “Trusts) is cuffently comprised of multiple series (such series together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 19 below, shall hereinafter be referred to as a “Fund” and collectively, the “Funds”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Trust has retained the Administrator to furnish certain administrative services pursuant to Administrative Services Agreements dated as of December 4, 2006 and September 9, 2011, as amended, by and between the Trusts and the Administrator (the “Administration Agreements”); and

WHEREAS, the Administrator desires to retain the Sub-Administrator to furnish certain administrative services to the Trusts, and the Sub-Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF SUB-ADMINISTRATOR

The Administrator hereby appoints the Sub-Administrator to act as sub-administrator to each Trust for purposes of providing certain administrative services for the period and on the terms set fmih in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein.

Each Trust cmTently consists of the Funds and their respective classes of shares as listed in Schedule A to this Agreement.

Exhibit (h)(2)

2.	DELIVERY OF DOCUMENTS

The Administrator will promptly deliver to the Sub-Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	Each Trust’s Declaration of Trust and By-laws;

b.	Each Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Infmmation (“SAI”) relating to the Fund(s) and all amendments and supplements thereto as in effect from time to time;

c.	Copies of the resolutions of the Board of Directors of the Administrator certified by the Administrator’s Secretary authorizing (1) the Administrator to enter into this Agreement and (2) ce1iain individuals on behalf of the Administrator to (a) give instructions to the Sub-Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the Administration Agreements and the investment advisory agreement between the Trust and its investment adviser; and

e.	Such other ce1iificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE SUB-ADMINISTRATOR

The Sub-Administrator represents and waiTants to the Administrator that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the corporate power and authority to caiTy on its business m The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perfmm this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Sub-Administrator’s ability to perfmm its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.

Exhibit (h)(2)

4.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and wmTants to the Sub-Administrator that:

a.	It is a limited partnership, duly organized, existing and in good standing under the laws of the state of Delaware;

b.	It has the requisite power and authority under applicable laws and by its charter and By-laws to enter into and perfmm this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it;

f.	With respect to each Trust:

(1)	It is a statutory trust, duly organized, existing and in good standing under the laws of the state of its formation;

(2)	It is an investment company properly registered with the SEC under the 1940 Act;

(3)	The Registration Statement has been filed and will be effective and remain effective during the term of this Agreement;

(4)	As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made; and

(5)	As of the close of business on the date of this Agreement, the Trust 1s authorized to issue unlimited shares of beneficial interest.

5.	SUB-ADMINISTRATION SERVICES

The Sub-Administrator shall provide the following services, subject to the authorization and direction of the Administrator and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Administrator and the Sub-Administrator:

Exhibit (h)(2)

Fund Administration Treasury Services

a.	Prepare for the review by designated of:ficer(s) of the Trust financial information regarding the Fund(s) that will be included in the Trust’s semi-annual and annual shareholder repmis, Form N-Q repmis and other qumierly repmis (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Trust’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.	Prepare for the review by designated officer(s) of the Trust the Trust’s periodic financial repmis required to be filed with the SEC on Form N-SAR and financial infmmation required by Fmm N-lA, proxy statements and such other repmis, forms or filings as may be mutually agreed upon;

d.	Prepare for the review by designated officer(s) of the Trust annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, mrnnge for payment of the Trust’s expenses, review calculations of fees paid to the Trust’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.	Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon, including qumierly compliance repmiing to the designated officer(s) of the Trust as well as preparation of Board of Trustees (the “Board”) compliance materials;

f.	Prepare and fumish total return perfmmance information for the Fund(s), including such infmmation on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Trust management;

g.	Prepare and disseminate vendor survey information;

h.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

i.	Provide sub-certificates in connection with the ce1iification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Sub-Administrator;

J.	Maintain ce1iain books and records of the Trust as required under Rule 3la-l(b) of the 1940 Act, as may be mutually agreed upon;

Exhibit (h)(2)

Fund Administration Legal Services

k.	Prepare the agenda and resolutions for all requested Board and committee meetings, make presentations to the Board and committee meetings where appropriate or upon reasonable request, prepare minutes for such Board and committee meetings and attend the Trust’s shareholder meetings and prepare minutes of such meetings;

l.	Prepare and mail quarterly and annual Code of Ethics fo1ms for Trustees who are not “interested persons” of the Trust under the 1940 Act (the “Independent Trustees”);

m.	Prepare for filing with the SEC the following documents: Form N-CSR, F01m N-PX and all amendments to the Registration Statement, including updates of the Prospectus and SAI for the Fund(s) and any sticker supplements to the Prospectus and SAI for the Fund(s);

n.	Prepare for filing with the SEC proxy statements and provide consultation on proxy solicitation matters;

o.	Maintain general Board calendars and regulatory filings calendars;

p.	Maintain copies of the Trust’s Declaration of Trust and By-laws;

q.	Assist in developing guidelines and procedures to improve overall compliance by the Trust;

r.	Assist the Trust in the handling of routine regulatory examinations of the Trust and work closely with the Trust’s legal counsel in response to any non-routine regulatory matters;

s.	Maintain awareness of significant emergmg regulatory and legislative developments that may affect the Trust, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

t.	Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations;

Fund Administration Blue Sky Services

u.	As of a future date that is agreed to by the parties in writing, perf01m Blue Sky services pursuant to the specific instructions of the Trust’s officers as detailed in Schedule B hereto;

Exhibit (h)(2)

Fund Administration Tax Services

v.	Compute tax basis provisions for both excise and income tax purposes;

w.	Prepare the Fund(s)’ federal, state, and local income tax returns and extension requests for review and for execution and filing by the Trust’s independent accountants and execution and filing by the Trust’s treasurer, including Form 1120- RIC, Fo1m 8613 and Form 1099-MISC;

x.	Coordinate Form 1099-DIV mailings; and

y.	Review annual minimum distribution calculations (income and capital gain) prior to their declaration.

Tax services, as described in “Fund Administration Tax Services” above and in this Agreement, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

The Sub-Administrator shall perform such other services for the Trusts that are mutually agreed to by the parties from time to time, for which the Administrator will pay such fees as may be mutually agreed upon, including the Sub-Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Sub-Administrator shall provide the office facilities and the personnel dete1mined by it to perform the services contemplated herein.

6.	FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Sub-Administrator shall receive from the Administrator such compensation for the Sub-Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable within thirty (30) days of receipt of the invoice by the Administrator. Upon the te1mination of this Agreement before the end of any month, the fee for the part of the month before such te1mination shall be prorated according to the proportion which such pait bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Administrator shall reimburse the Sub-Administrator for its reasonably incurred out-of-pocket costs incurred in connection with this Agreement. All rights of compensation and expense reimbursement under this Agreement for services perf01med as of the te1mination date shall survive the termination of this Agreement.

The Administrator agrees promptly to reimburse the Sub-Administrator for any equipment and supplies specially ordered by or for the Administrator or a Trust through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Administrator’s or a Trust’s behalf at the Administrator’s or Trust’s request or with the Administrator’s or Tiust’s consent.

Exhibit (h)(2)

The Administrator or Trust will bear all expenses that are incmrnd in the Trust’s operation and not specifically assumed by the Sub-Administrator. Expenses to be bome by the Administrator or Trust, include, but are not limited to: organizational expenses; reasonable cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Fmm N-CSR, Fmm N-Q, Fmm N-PX, Fmm N-MFP, Fmm N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, repmis, filings and materials prepared by the Sub-Administrator under this Agreement); cost of any services contracted for by the Administrator or Trust directly from paiiies other than the Sub-Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax retmns, Fmm N-lA, Form N-CSR, Fmm N-Q, Form N-PX, Form N-MFP and Fmm N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund(s)’ net asset value.

The Sub-Administrator is authorized to and may employ, associate or contract with such person or persons as the Sub-Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Sub-Administrator and that the Sub-Administrator shall be as fully responsible to the Administrator for the acts and omissions of any such person or persons as it is for its own acts and om1ss10ns.

The Sub-Administrator agrees to provide from time to time, but no less than once every three calendfil’ months, an accounting to the Administrator for expenses, fees, and other costs incurred and/or paid under this Section 6. Such accounting shall include an aggregate of all expenses, fees, and costs incmTed under this Section 6 for each calendar month, as well as an entry for any single expense in excess of $1,000. The accounting shall be provided to the Administrator pursuant to Section 13 herein or as otherwise agreed between the Sub-Administrator and the Administrator.

7.	INSTRUCTIONS AND ADVICE

At any time, the Sub-Administrator may apply to .the Administrator or any officer of the Trusts or his or her designee for instructions and may consult with its own legal counsel or outside counsel for the Trusts or the independent accountants for the Trusts at the expense of the Administrator, with respect to any matter arising in connection with the services to be perfmmed by the Sub-Administrator under this Agreement.

Exhibit (h)(2)

The Sub-Administrator shall not be liable, and shall be indemnified by the Administrator, for any action taken or omitted by it in good faith in reliance upon any such instrnctions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Administrator or any Trust. Nothing in this section shall be constrned as imposing upon the Sub-Administrator any obligation to seek such instrnctions or advice, or to act in accordance with such advice when received.

8.	LIMITATION OF LIABILITY AND INDEMNIFICATION

The Sub-Administrator shall be responsible for the perfmmance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Administrator or any Trust insofar as such loss, damage or expense arises from the performance of the Sub-Administrator’s duties hereunder in reliance upon records that were maintained for the Administrator or the Trusts by entities other than the Sub-Administrator prior to the Sub-Administrator’s appointment as sub-administrator for the Trnsts. The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the pe1f01mance or nonperfmmance of its duties hereunder unless solely caused by or resulting from the gross negligence, willful misconduct or fraud of the Sub-Administrator, its officers or employees. The Sub-Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Sub-Administrator’ s cumulative liability for each calendar year (a “Liability Period”) with respect to the Administrator and any Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Administrator and any Trust including, but not limited to, any liability relating to qualification of a Trust as a regulated investment company or any liability relating to the Trusts’ compliance with any federal or state tax or securities statute, regulation or rnling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Sub-Administrator’s liability for that period have occmTed. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Sub-Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2013 shall be the date of this Agreement through December 31, 2013, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2014 and tenninating on December 31, 2014 shall be the date of this Agreement through December 31, 2013, calculated on an annualized basis.

Exhibit (h)(2)

The Sub-Administrator shall not be responsible or liable for any failure or delay in perfmmance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, govemmental action or communication disruption.

The Administrator shall indemnify and hold the Sub-Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable customary fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub-Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Administrator or any Trust or upon reasonable reliance on information or records given or made by the Administrator or any Trust or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own gross negligence, willful misconduct or fraud.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	CONFIDENTIALITY

The paiiies hereto agree that each shall treat confidentially all infmmation provided by each paiiy to the other paiiy regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in caiTying out this Agreement, shall not be disclosed to any third paiiy. Neither paiiy will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the paiiy is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other paiiy. Notwithstanding the foregoing, each paiiy acknowledges that the other paiiy may provide access to and use of confidential information relating to the other paiiy to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any inf01mation provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

Exhibit (h)(2)

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of three (3) years.

10.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Administrator acknowledges that each Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for the Trusts shall at all times remain the property of the Trusts, shall be readily accessible during nmmal business hours, and shall be promptly sunendered upon the te1mination of the Agreement or otherwise on written request except as otherwise provided in Section 12. The Sub-Administrator further agrees that all records that it maintains for the Trusts pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 3 la-2 under the 1940 Act unless any such records are earlier smTendered as provided above. Records may be sunendered in either written or machine-readable form, at the option of the Sub-Administrator.

11.	SERVICES NOT EXCLUSIVE

The services of the Sub-Administrator are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator from time to time, have no authority to act or represent the Administrator or any Trust in any way or otherwise be deemed an agent of the Administrator or any Trust.

12.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall become effective as of its execution, shall continue in full force and effect until te1minated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be te1minated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such te1mination to take effect not sooner than sixty (60) days after the date of such delivery or mailing. Upon tennination of this Agreement pursuant to this paragraph with respect to any Trust or Fund, the Administrator shall pay the Sub-Administrator, for all services rendered prior to te1mination, its compensation due and shall reimburse the Sub-Administrator for its reasonably incurred costs, expenses and disbursements.

Termination of this Agreement with respect to any one pmiicular Trust or Fund shall in no way affect the rights and duties under this Agreement with respect to any other Trust or Fund.

13.	NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confamed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

Exhibit (h)(2)

If to the Administrator:

Pyxis Capital, L.P.

200 Crescent Comi, Suite 700

Dallas, TX 75201

Attention: Ethan Powell

Facsimile: 972-628-4147

If to the Sub-Administrator:

State Street Bank and Trust Company

P.O. Box 5049

Boston, MA 02206-5049

Attention: Mary Moran Zeven, Senior Vice President and Senior Counsel

Facsimile: 617-662-2702

14.	AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the paiiies hereto.

15.	ASSIGNMENT

This Agreement shall not be assigned by either paiiy hereto without the prior consent in writing of the other paiiy, except that the Sub-Administrator may assign this Agreement to a successor of all or a substantial pmiion of its business, or to a paiiy controlling, controlled by or under common control with the Sub-Administrator.

16.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.

17.	DATA PROTECTION

The Sub-Administrator shall implement and maintain a comprehensive written infonnation security program that contains appropriate security measures to safeguard the personal infmmation of the Trusts’ shareholders, employees, directors and/or officers that the Sub-Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal infmmation” shall mean ( i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the

Exhibit (h)(2)

foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

18.	ADDITIONAL TRUSTS

In the event that a Trust establishes one or more trusts in addition to the Trusts listed on the attached Schedule A, with respect to which the Administrator desires to retain the Sub-Administrator to act as Sub-Administrator under the te1ms hereof, the Administrator shall notify the Sub-Adininistrator in writing. Upon written acceptance by the Sub-Administrator, such trust shall become a Trust hereunder and be bound by all te1ms and conditions and provisions hereof.

19.	ADDITIONAL FUNDS

In the event that a Trust establishes one or more funds in addition to the Funds listed on the attached Schedule A, with respect to which the Administrator desires to retain the Sub-Administrator to act as Sub-Administrator under the te1ms hereof, the Administrator shall notify the Sub-Administrator in writing. Upon written acceptance by the Sub-Administrator, such fund shall become a Fund hereunder and be bound by all terms and conditions and provisions hereof.

20.	ENTIRE AGREEMENT

This Agreement contains the entire understanding between the pmiies hereto with respect to the subject matter hereof and supersedes all previous representations, wa1nnties or commitments regarding the services to be performed hereunder whether oral or in writing.

21.	WAIVER

The failure of a pmiy to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such pmiy of the right thereafter to insist upon strict adherence to that te1m or any te1m of this Agreement. Any waiver must be in writing signed by the waiving pmiy.

22.	SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

23.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York, without regard to its conflicts of laws prov1s10ns.

Exhibit (h)(2)

24.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

25.	COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterpmis taken together shall be deemed to constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

PYXIS CAPITAL, L.P.

/s/ Brian Mitts
Name:	Brian Mitts
Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

Exhibit (h)(2)

MASTER SUB-ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Trusts, Funds and Classes of Shares

Trusts and Funds

15

Pyxis Funds I

Pyxis Long/Short Equity Fund

Pyxis Long/Short Healthcare Fund

Pyxis Floating Rate Opportunities Fund

Pyxis Funds II

Pyxis Alpha Trend Strategies Fund

Pyxis Dividend Equity Fund

Pyxis Energy MLP Fund (f/k/a Pyxis Energy and Materials Fund effective as of February 1, 2013)

Pyxis Trend Following Fund

Pyxis Alternative Income Fund

Pyxis Natural Resources Fund

Exhibit (h)(2)

Classes of Shares

Exhibit (h)(2)

SUB-ADMINISTRATION AGREEMENT

SCHEDULE B

Notice Filing with State Securities Administrators

At the specific direction of the Trust, the Administrator will prepare required documentation and make Notice Filings in accordance with the securities laws of each jurisdiction in which Trust shares are to be offered or sold pursuant to instructions given to the Administrator by the Trust.

The Trust shall be solely responsible for the determination (i) of those jurisdictions in which Notice Filings are to be submitted and (ii) the number of Trust shares to be pe1mitted to be sold in each such jurisdiction. In the event that the Administrator becomes aware of (a) the sale of Trnst shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of Trust shares in excess of the number of Tmst shares permitted to be sold in such jurisdiction, the Administrator shall report such information to the Trust, and it shall be the Trust’s responsibility to determine appropriate coffective action and instmct the Administrator with respect thereto.

The Blue Sky services shall consist of the following:

1.	Filing of Trust’s Initial Notice Filings, as directed by the Trust;

2.	Filing of Trust’s renewals and amendments as required;

3.	Filing of amendments to the Trust’s registration statement where required;

4.	Filing Trust sales reports where required;

5.	Payment at the expense of the Trust of all Trust Notice Filing fees;

6.	Filing the Prospectuses and Statements of Additional Infmmation and any amendments or supplements thereto where required;

7.	Filing of annual report is and proxy statements where required; and

8.	The performance of such additional services as the Administrator and the Trust may agree upon in writing.

Unless otherwise specified in writing by the Administrator, Blue Sky services by the Administrator shall not include determining the availability of exemptions under a jurisdiction’s blue sky law or ensuring the proper application of any such exemptions. Any such determinations shall be made by the Trust or its legal counsel.

If the Trust has elected to deliver Trust share sales info1mation to the Administrator via broker-dealer feeds, the Administrator’s processing of any such feeds is subject to the supervision and approval of the Trust and the following shall apply.

Exhibit (h)(2)

1.	Activation of any broker-dealer feeds, including transfer agent codes or broker codes, will commence as soon as practical after written instructions are received from the Trust. The Administrator will assume all sales from such feeds are Blue Sky rep01iable.

2.	The Administrator will accept and pay Blue Sky fees based on all active and live direct broker-dealer feeds, as instructed by the Trust in writing.

3.	The originating entity, and not the Administrator, is responsible for the accuracy of all broker-dealer feed information. Without limiting the generality of the foregoing, the Administrator will not be responsible for (i) reconciling any direct broker-dealer feeds with the Trust’s accounting records, (ii) ensuring that omnibus suppressions are effected, (iii) the accuracy of any files transmitted from the transfer agent or broker-dealer systems or (iv) effors or omissions in sales data. The Administrator will not alter or otherwise manipulate or change the contents of any transfer agent or broker-dealer files routed to the Administrator.

4.	The Trust will be responsible for ensuring that any direct broker-dealer feeds are deactivated from the main omnibus feed at the Trust’s transfer agent as appropriate. The Trust acknowledges that all dropped and dead transfer agent or broker-dealer feeds will automatically be deactivated.

In connection with the services described herein, the Trust shall issue in favor of the Administrator a power of attorney to submit Notice Filings on behalf of the Trust, which power of attorney shall be substantially in the form of Exhibit I attached hereto.

Exhibit (h)(2)

EXHIBIT 1

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of                      that                      (the “Trust”) on behalf of its currently existing series and all future series (the “Funds”), with principal offices at                     , makes, constitutes, and appoints STATE STREET BANK AND TRUST COMPANY (the “Administrator”) with principal offices at One Lincoln Street, Boston, Massachusetts its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1. NOTICE FILINGS FOR FUND SHARES. The power to submit (in any f01mat accepted) notice filings for the Funds in each jurisdiction in which the Fund’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file (in any format accepted) any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, consents, including consents to service of process, rep01is, including without limitation, all periodic reports, or other documents and instmments now or hereafter required or appropriate in the judgment of the Administrator in connection with the notice filings of the Fund’s shares.

2. TRANSMIT FILING FEES. The power to draw, endorse, and deposit checks and/or transmit electronic payments in the name of the Funds in connection with the notice filings of the Fund’s shares with state securities administrators.

3. AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Officer, Blue Sky Manager or Senior Blue Sky Administrator at the Administrator shall have authority to act on behalf of the Funds with respect to items 1 and 2 above.

The execution of this limited power of attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by the Administrator of such termination of authority. Nothing herein shall be constmed to constitute the appointment of the Administrator as or otherwise authorize the Administrator to act as an officer, director or employee of the Trust.

IN WITNESS WHEREOF, the Trust has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

[NAME]

By:
Name:
Title:

Subscribed and sworn to before me

this      day of

Exhibit (h)(2)

Notary Public
State of

In and for the County of
My Commission expires